Exhibit 99.1

ABMC COMPLETES DEBT REFINANCING

--New Secured Revolving Credit Facility will provide the Company with up to $3Million--

Kinderhook, N.Y., January 22, 2013 - American Bio Medica Corporation (ABMC.PK) today announced that they have entered into an agreement with Imperium Commercial Finance Master Fund LP (“Imperium”) that provides the Company with a secured revolving line of credit of up to $1.5 million for working capital and a $500,000 supplemental advance for new market opportunities. An additional $1 million term note is also available to the Company subject to milestones to be determined and reached in the future. The Company will use some of the proceeds from the revolving line of credit to pay off its existing line of credit with Medallion Financial Corp.

ABMC Chief Executive Officer Stan Cipkowski stated: “Economic conditions over the past several years have severely impacted ABMC but we have survived and stabilized the Company. We are now finally in position to achieve profitable sales growth. We have a number of new products in the pipeline for existing and new markets and many distribution opportunities worldwide. This new relationship with Imperium will allow us to commercialize these products, expand our core business, and maximize market opportunities.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation develops, manufactures and markets accurate, cost-effective immunoassay test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid ONE®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® II test for the presence or absence of drugs of abuse in urine, while OralStat® and Rapid STAT™ test for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, product development, compliance with regulatory requirements, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2011, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

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